Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into this 23rd day of April 2007, by and between Jeffrey M. Levy ("Executive") and NBT BANCORP INC., a Delaware corporation having its principal office in Norwich, New York ("NBTB")

W I T N E S S E T H   T H A T:

WHEREAS, Executive is serving as the Executive Vice President, Regional President, Capital Region of NBT Bank, National Association, a national banking association which is a wholly-owned subsidiary of NBTB (“NBT Bank”);

WHEREAS, the parties desire to enter into this Agreement, setting forth the terms and conditions of the continued employment relationship of Executive with NBTB;

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements set forth in this Agreement, intending to be legally bound, the parties agree as follows:

1.            Employment; Responsibilities and Duties.

(a)           NBTB hereby agrees to continue to employ Executive and to cause NBT Bank and any successor organization to NBT Bank to employ Executive, and Executive hereby agrees to serve as the Executive Vice President, Regional President, Capital Region of NBT Bank and any successor organization to NBTB or NBT Bank, as applicable, during the Term of Employment (as such term is defined below).  During the Term of Employment, Executive shall perform all duties, and responsibilities, and have the authority as shall be set forth in the bylaws of NBTB or NBT Bank or as may otherwise be determined and assigned to his by NBTB or by NBT Bank.

(b)           Executive shall devote his full working time and best efforts to the performance of his responsibilities and duties hereunder. During the Term of Employment, Executive shall not, without the prior written consent of the Chief Executive Officer of NBTB, render services as an employee, independent contractor, or otherwise, whether or not compensated, to any person or entity other than NBTB, NBT Bank or their affiliates; provided that Executive may, where involvement in such activities does not individually or in the aggregate significantly interfere with the performance of his duties or violate the provisions of section 4 hereof, (i) render services to charitable organizations, (ii) manage his personal investments, and (iii) with the prior permission of the Chief Executive Officer of NBTB, hold such other directorships or part-time academic appointments or have such other business affiliations as would otherwise be prohibited under this section 1.

2.            Term of Employment.

(a)           The initial term of employment under this Agreement shall be for the period commencing on the date hereof and ending on January 1, 2008 (the “Initial Term”), provided, however, that on December 31, 2007, and each December 31st thereafter, the term of the agreement shall extend itself by one additional year (the “Extended Term”), unless NBTB has given contrary written notice to Executive at least 90 days before any such renewal date.  The Initial Term and all such Extended Terms are collectively referred to herein as the “Term of Employment.”

(b)           Executive’s employment with NBTB shall not terminate prior to the expiration of the Initial Term or any Extended Term, except as provided below:

(i)            Voluntary Termination.  Executive may terminate this Agreement upon not less than 90 days prior written notice delivered to NBTB, in which event Executive shall be entitled to compensation and benefits earned or accrued through the effective date of termination (the “Termination Date”).

(ii)           Termination Upon Death.  This Agreement shall terminate upon Executive’s death, in which event Executive’s estate shall be entitled to compensation and benefits earned or accrued through the date of death.

(iii)          Termination Upon Disability.  NBTB may terminate this Agreement upon Executive’s disability.  For purposes of this Agreement, Executive’s inability to perform his duties hereunder by reason of physical or mental illness or injury for a period of at least 90 consecutive days or at least 120 days in any period of 12 consecutive months (the “Disability Period”) shall constitute disability.  The determination of disability shall be made by a physician selected by NBTB.  During the Disability Period, Executive shall be entitled to the Base Salary (as such term is defined below) otherwise payable during that period, reduced by any other NBTB-provided benefits to which Executive may be entitled, which benefits are specifically payable solely on account of such disability (including, but not limited to, benefits provided under any disability insurance policy or program, worker’s compensation law, or any other benefit program or arrangement).  In the event of termination upon Executive’s disability, Executive shall be entitled to compensation or benefits earned or accrued through the Termination Date.

                                (iv)          Termination for Cause.  NBTB may terminate Executive’s employment for Cause by written notice to Executive.  For purposes of this Agreement, “Cause” shall mean Executive’s: (1) personal dishonesty, incompetence (which shall be measured against standards generally prevailing in the financial institutions industry), willful or gross misconduct with respect to the business and affairs of NBTB or NBT Bank, or with respect to any of their affiliates for which Executive is assigned material responsibilities or duties; (2) willful neglect, failure, or refusal to carry out his duties hereunder in a reasonable manner  after a written demand for substantial performance is delivered to Executive that specifically identifies the manner in which NBTB believes that Executive has not substantially performed his duties and Executive has not resumed such substantial performance within 21 days of receiving such demand; (3) willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or the conviction of a felony, whether or not committed in the course of his employment with NBTB; (4) being a specific subject of a final cease and desist order from, written agreement with, or other order or supervisory direction from, any federal or state regulatory authority; (5) conduct tending to bring NBTB, NBT Bank or any of their affiliates into public disgrace or disrepute; or (6) breach of any representation or warranty in section 6(a) hereof or of any agreement contained in section 1, 4, 5 or 6(b) hereof.

Notwithstanding any other term or provision of this Agreement to the contrary, if Executive’s employment is terminated for Cause, Executive shall forfeit all rights to compensation and benefits otherwise provided pursuant to this Agreement; provided, however, that the Base Salary shall be paid through the Termination Date.

(v)           Termination Without Cause.  NBTB may terminate Executive’s employment for reasons other than Cause upon not less than 30 days prior written notice delivered to Executive, in which event Executive shall be entitled to the Base Salary for a period of 12 months following the Termination Date and the compensation and benefits earned or accrued through the Termination Date.

(vi)           Termination for Good Reason.  If Executive terminates his employment with NBTB for Good Reason, other than following a Change of Control, such termination shall be deemed to have been a termination by NBTB of the Executive’s employment without Cause and Executive shall be entitled to receive all benefits and payments due to his under such a termination.”Good Reason” shall mean, without Executive's express written consent, reassignment of Executive to a position other than for "Cause," or a decrease in the amount or level of Executive's salary or benefits from the amount or level established herein.

                (vii)           Resignation.  Effective upon Executive’s termination of employment for any reason, Executive hereby resigns from any and all offices and positions related to Executive’s employment with NBTB, NBT Bank or any affiliates thereof, and held by Executive at the time of termination.

(viii)          Regulatory Limits.  Notwithstanding any other provision in this Agreement NBTB may terminate or suspend this Agreement and the employment of Executive hereunder, as if such termination were for Cause under section 2(b)(iv) hereof, to the extent required by the applicable federal or state statue related to banking, deposit insurance or bank or savings institution holding companies or by regulations or orders issued by the Office of the Controller of the Currency, the Federal Deposit Insurance Corporation or any other state or federal banking regulatory agency having jurisdiction over NBT Bank or NBTB, and no payment shall be required to be made to or for the benefit of Executive under this Agreement to the extent such payment is prohibited by applicable law, regulation or order issued by a banking agency or a court of competent jurisdiction; provided, that it shall be NBTB’s burden to prove that any such action was so required

 (c)           Any provision of this section 2 to the contrary notwithstanding, in the event that the employment of Executive with NBTB is terminated in any situation described in section 3 of the change-in-control letter agreement dated April 23, 2007 between NBTB and Executive (the "Change-in-Control Agreement") so as to entitle Executive to a severance payment and other benefits described in section 3 of the Change-in-Control Agreement, then Executive shall be entitled to receive the following, and no more, under this section 2:

(i)	compensation and benefits earned or accrued through the Termination Date; and
(ii)	the severance payment and other benefits provided in the Change-in-Control Agreement.

                                (d)             Any provision of this Section 2 to the contrary notwithstanding, in the event that the Employment of the Executive with NBTB is terminated in any situation described in section 3 of the Change-in-Control Agreement so as to entitle Executive to a severance payment and other benefits described in section 3 of the Change-in-Control Agreement, and if as of the Termination Date the Executive is a “key employee” for the purposes of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, NBTB will delay the payment of such severance payments six (6) months from the date they otherwise would be paid hereunder.

3.             Compensation.  For the services to be performed by Executive for NBTB and its affiliates under this Agreement, Executive shall be compensated in the following manner:

(a)           Base Salary.  During the Term of Employment:

(i)            NBTB shall pay Executive a salary which, on an annual basis, shall be $198,600.00 (the “Base Salary”) commencing on December 12, 2006.   Thereafter, Executive’s salary may, in the sole discretion of NBTB, be negotiated between Executive and the Chief Executive Officer of NBTB based on recommendations from NBTB’s Compensation and Benefits Committee and in line with compensation for comparable positions in companies of similar size and structure, but in no case less than $198,600.00. Adjustments to the Base Salary, if any, shall be determined by NBTB.  The Base Salary shall be payable in accordance with the normal payroll practices of NBTB with respect to executive personnel as presently in effect or as they may be modified by NBTB from time to time.

(ii)           Executive shall be eligible to be considered for performance bonuses commensurate with the Executive’s title and salary grade in accordance with the compensation policies of NBTB with respect to executive personnel as presently in effect or as they may be modified by NBTB from time to time.

(b)           Employee Benefit Plans or Arrangements.  During the Term of Employment, Executive shall be entitled to participate in all employee benefit plans of NBTB, as presently in effect or as they may be modified by NBTB from time to time, under such terms as may be applicable to officers of Executive's rank employed by NBTB or its affiliates, including, without limitation, plans providing retirement benefits, stock options, medical insurance, life insurance, disability insurance, and accidental death or dismemberment insurance, provided that there be no duplication of such benefits as are provided under any other provision of this Agreement.

                (c)             Stock Options and Restricted Stock.  Each January or February annually during the Term of Employment, Executive will be eligible to be granted a non-statutory ("non-qualified") stock option (each an "Option") to purchase the number of shares of the common stock of NBTB, $0.01 par value, (the "NBTB Common Stock"), pursuant to the NBT Bancorp Inc. 1993 Stock Option Plan, as amended, or any appropriate successor plan (the "Stock Option Plan"), computed by using a formula approved by NBTB that is commensurate with Executive’s title and salary grade.  The option exercise price per share of the shares subject to each Option shall be such Fair Market Value as set forth in the Stock Option Plan, and the terms, conditions of exercise, and vesting schedule of such Option shall be as set forth in section 8 of the Stock Option Plan.

In addition, Executive shall be entitled to participate in the NBTB Performance Share Plan as applicable to officers of Executive’s rank subject to the terms, conditions and vesting schedule set forth in the NBT Bancorp Inc. Performance Share Plan, dated May 1, 2003.

(d)           Vacation and Sick Leave.  During the Term of Employment, Executive shall be entitled to paid annual vacation periods and sick leave in accordance with the policies of NBTB as in effect as of the date hereof or as may be modified by NBTB from time to time, as may be applicable to officers of Executive's rank employed by NBTB or its affiliates, but in no event shall Executive be entitled to less than four weeks of paid vacation per year.

(e)           Country Club Dues.  During the Term of Employment, Executive shall be eligible for a bank-paid membership at a country club mutually agreed upon by the chief executive officer of NBTB and the Executive.

                                (f)           Withholding.  All compensation to be paid to Executive hereunder shall be subject to required benefit deductions, tax withholding and other deductions required by law.

                               (g)           Expenses.  During the Term of Employment, Executive shall be reimbursed for reasonable travel and other expenses incurred or paid by Executive in connection with the performance of her services under this Agreement, upon presentation of expense statements or vouchers or such other supporting information as may from time to time be requested, in accordance with such policies of NBTB as are in effect as of the date hereof and as may be modified by NBTB from time to time, under such terms as may be applicable to officers of Executive's rank employed by NBTB or its affiliates.

             4.          Confidential Business Information; Non-Competition.

                            (a)           Executive acknowledges that during the term of his employment he has been and will continue to be entrusted with, have access to and become familiar with various trade secrets and other confidential business information of NBTB, NBT Bank and/or their affiliates which have been developed and maintained at great effort and expense, have been kept protected and confidential, are of great value to NBTB, NBT Bank and/or their affiliates, and provide them with a significant competitive advantage.  Such confidential information includes but is not limited to procedures, methods, sales relationships developed while in the service of NBTB, NBT Bank or their affiliates, knowledge of customers and their requirements, marketing plans, marketing information, studies, forecasts, and surveys, competitive analyses, mailing and marketing lists, new business proposals, lists of vendors, consultants, and other persons who render service or provide material to NBTB or NBT Bank or their affiliates, and compositions, ideas, plans, and methods belonging to or related to the affairs of NBTB or NBT Bank or their affiliates.  In this regard, NBTB asserts proprietary rights in all of its business information and that of its affiliates except for such information as is clearly in the public domain. Notwithstanding the foregoing, information that would be generally known or available to persons skilled in Executive's fields shall be considered to be "clearly in the public domain" for the purposes of the preceding sentence.  Executive agrees that he will hold in the strictest confidence and not disclose or divulge to any third party, except as may be required by his duties hereunder, by law, regulation, or order of a court or government authority, or as directed by NBTB, nor shall he use to the detriment of NBTB, NBT Bank or their affiliates or use in business or on behalf of any business competitive with or substantially similar to any business of NBTB, NBT Bank or their affiliates, any confidential business information obtained during the course of his employment by NBTB.  The foregoing shall not be construed as restricting Executive from disclosing such information to the employees of NBTB, NBT Bank or their affiliates.  On or before the Termination Date, Executive shall promptly deliver to NBTB all material containing NBTB’s confidential information including any photocopies, extracts or summaries of it) in his possession, custody or control.

            (b)           Executive hereby agrees that from the Commencement Date until the first anniversary of the Termination Date, Executive will not, for any reason, directly or indirectly, either personally or on behalf of any other person or entity (whether as a director, stockholder, owner, partner, officer, consultant, principal, employee, agent or otherwise): (i) interfere with the relationship of NBTB or NBT Bank or their affiliates with any of their employees, suppliers, agents, or representatives (including, without limitation, causing or helping another business to hire any employee of NBTB or NBT Bank or their affiliates),  (ii)  divert or attempt to divert from NBTB, NBT Bank or their affiliates any business in which any of them has been actively engaged during the Term of Employment, nor interfere with the relationship of NBTB, NBT Bank or their affiliates with any of their customers or prospective customers, or (iii) take any action which is intended, or would reasonably be expected, to adverely affect NBTB, NBT Bank or their affiliates, their business, reputation, or their relationship with their customers or prospective customers.  This paragraph 4(b) shall not, in and of itself, prohibit Executive from engaging in the banking, trust, or financial services business in any capacity, including that of an owner or employee.

(c)           Executive acknowledges and agrees that irreparable injury will result to NBTB in the event of a breach of any of the provisions of this section 4 (the "Designated Provisions") and that NBTB will have no adequate remedy at law with respect thereto.  Accordingly, in the event of a material breach of any Designated Provision, and in addition to any other legal or equitable remedy NBTB may have, NBTB shall be entitled to the entry of a preliminary and permanent injunction (including, without limitation, specific performance) by a court of competent jurisdiction in Chenango County, New York, or elsewhere, to restrain the violation or breach thereof by Executive, and Executive submits to the jurisdiction of such court in any such action.

(d)           It is the desire and intent of the parties that the provisions of this section 4 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.  Accordingly, if any particular provision of this section 4 shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made.  In addition, should any court determine that the provisions of this section 4 shall be unenforceable with respect to scope, duration, or geographic area, such court shall be empowered to substitute, to the extent enforceable, provisions similar hereto or other provisions so as to provide to NBTB, to the fullest extent permitted by applicable law, the benefits intended by this section 4.

5.             Life Insurance.  In light of the unusual abilities and experience of Executive, NBTB, NBT Bank or their affiliates, in their discretion, may apply for and procure as owner, and for their own benefit, insurance on the life of Executive, in such amount and in such form as NBTB, NBT Bank or their affiliates may choose.  NBTB shall make all payments for such insurance and shall receive all benefits from it.  Executive shall have no interest whatsoever in any such policy or policies but, at the request of NBTB, NBT Bank or their affiliates, shall submit to medical examinations and supply such information and execute such documents as may reasonably be required by the insurance company or companies to which NBTB, NBT Bank or their affiliates has applied for insurance.

6.             Representations and Warranties.

(a)           Executive represents and warrants to NBTB that his execution, delivery, and performance of this Agreement will not result in or constitute a breach of or conflict with any term, covenant, condition, or provision of any commitment, contract, or other agreement or instrument, including, without limitation, any other employment agreement, to which Executive is or has been a party.

(b)           Executive shall indemnify, defend, and hold harmless NBTB for, from, and against any and all losses, claims, suits, damages, expenses, or liabilities, including court costs and counsel fees, which NBTB has incurred or to which NBTB may become subject, insofar as such losses, claims, suits, damages, expenses, liabilities, costs, or fees arise out of or are based upon any failure of any representation or warranty of Executive in section 6(a) hereof to be true and correct when made.

7.             Notices.  All notices, consents, waivers, or other communications which are required or permitted hereunder shall be in writing and deemed to have been duly given if delivered personally or by messenger, transmitted by telex or telegram, by express courier, or sent by registered or certified mail, return receipt requested, postage prepaid.  All communications shall be addressed to the appropriate address of each party as follows:

If to NBTB:

NBT Bancorp Inc.
52 South Broad Street
Norwich, New York  13815

Attention:             Chief Executive Officer

With a required copy (which shall not constitute notice) to:

Stuart G. Stein, Esq.
Hogan & Hartson L.L.P.
555 13th Street, N.W.
Washington, D.C. 20004-1109
Fax: (202) 637-5910

If to Executive:

Mr. Jeffrey M. Levy
701 Waldens Pond Rd
Albany, NY  12203

All such notices shall be deemed to have been given on the date delivered, transmitted, or mailed in the manner provided above.

8.             Assignment.  Neither party may assign this Agreement or any rights or obligations hereunder without the consent of the other party.

9.             Governing Law, Jurisdiction and Venue.  This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of law thereof.  The parties hereby designate Chenango County, New York to be the proper jurisdiction and venue for any suit or action arising out of this Agreement.  Each of the parties consents to personal jurisdiction in such venue for such a proceeding and agrees that it may be served with process in any action with respect to this Agreement or the transactions contemplated thereby by certified or registered mail, return receipt requested, or to its registered agent for service of process in the State of New York.  Each of the parties irrevocably and unconditionally waives and agrees, to the fullest extent permitted by law, not to plead any objection that it may now or hereafter have to the laying of venue or the convenience of the forum of any action or claim with respect to this Agreement or the transactions contemplated thereby brought in the courts aforesaid.

10.           Entire Agreement.  This Agreement, together with the Change-in-Control Agreement, constitutes the entire understanding between NBTB, NBT Bank and their affiliates, and Executive relating to the subject matter hereof.  Any previous discussions, agreements, commitments or understandings of any kind or nature between the parties hereto or between Executive and NBTB, NBT Bank or any of their affiliates, whether oral or written, regarding the subject matter hereof, including without limitation the terms and conditions of employment, compensation, benefits, retirement, competition following employment, and the like, are merged into and superseded by this Agreement.  Neither this Agreement nor any provisions hereof can be modified, changed, discharged, or terminated except by an instrument in writing signed by the party against whom any waiver, change, discharge, or termination is sought.

11.           Illegality; Severability.

(a)           Anything in this Agreement to the contrary notwithstanding, this Agreement is not intended and shall not be construed to require any payment to Executive which would violate any federal or state statute or regulation, including without limitation the "golden parachute payment regulations" of the Federal Deposit Insurance Corporation codified to Part 359 of title 12, Code of Federal Regulations.

(b)           If any provision or provisions of this Agreement shall be held to be invalid, illegal, or unenforceable for any reason whatsoever:

(i)           the validity, legality, and enforceability of the remaining provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal, or unenforceable) shall not in any way be affected or impaired thereby; and

(ii)           to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provisions held to be invalid, illegal, or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal, or unenforceable.

12.           Arbitration.  Subject to the right of each party to seek specific performance (which right shall not be subject to arbitration), if a dispute arises out of or is in any way related to this Agreement or the asserted breach thereof, such dispute shall be referred to arbitration before the American Arbitration Association the (“AAA”) pursuant to the AAA’s National Rules for the Resolution of Employment Disputes (the “Arbitration Rules”).  A dispute subject to the provisions of this section will exist if either party notifies the other party in writing that a dispute subject to arbitration exists and states, with reasonable specificity, the issue subject to arbitration (the "Arbitration Notice").  The parties agree that, after the issuance of the Arbitration Notice, the parties will try in good faith between the date of the issuance of the Arbitration Notice and the date the dispute is set for arbitration to resolve the dispute by mediation in accordance with the Arbitration Rules.  If the dispute is not resolved by the date set for arbitration, then any controversy or claim arising out of this Agreement or the asserted breach hereof shall be resolved by binding arbitration and judgment upon any award rendered by arbitrator(s) may be entered in a court having jurisdiction. In the event any claim or dispute involves an amount in excess of $100,000, either party may request that the matter be heard and resolved by a single arbitrator.  The arbitrator shall have the same power to compel the attendance of witnesses and to order the production of documents or other materials and to enforce discovery as could be exercised by a United States District Court judge sitting in the Northern District of New York.  In the event of any arbitration, each party shall have a reasonable right to conduct discovery to the same extent permitted by the Federal Rules of Civil Procedure, provided that discovery shall be concluded within 90 days after the date the matter is set for arbitration.  The arbitrator or arbitrators shall have the power to award reasonable attorneys’ fees to the prevailing party.  Any provisions in this Agreement to the contrary notwithstanding, this section shall be governed by the Federal Arbitration Act and the parties have entered into this Agreement pursuant to such Act.

            13.           Costs of Litigation.  In the event litigation is commenced to enforce any of the provisions hereof, or to obtain declaratory relief in connection with any of the provisions hereof, the prevailing party shall be entitled to recover reasonable attorneys’ fees.  In the event this Agreement is asserted in any litigation as a defense to any liability, claim, demand, action, cause of action, or right asserted in such litigation, the party prevailing on the issue of that defense shall be entitled to recovery of reasonable attorneys’ fees.

            14.            Affiliation.  A company will be deemed to be an "affiliate" of, or “affiliated” NBTB or NBT Bank according to the definition of "Affiliate" set forth in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.

            15.            Headings.  The section and subsection headings herein have been inserted for convenience of reference only and shall in no way modify or restrict any of the terms or provisions hereof.

* * * * *

IN WITNESS WHEREOF, the parties hereto executed or caused this Agreement to be executed as of the day and year first above written.

NBT BANCORP INC.

By:	/S/ Martin A. Dietrich
Martin A. Dietrich
President/CEO

/S/ Jeffrey M. Levy
Jeffrey M. Levy
Executive